Exhibit (a)(1)(iv)
TARRAGON CORPORATION
Offer to Convert
Any and All Outstanding
8.00% Senior Convertible Notes due 2009
to Shares of Common Stock
Pursuant to the Amended and Restated Offering Circular dated August 9, 2005
CUSIP No. 876287 AC 7
CUSIP No. 876287 AE 3
To:     Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
     Tarragon Corporation, a Nevada corporation (the “Company”), is offering (the “Offer to Convert”) to pay a cash premium, plus accrued and unpaid interest up, to but excluding, the Expiration Date (as defined below), if holders of its outstanding 8.00% Senior Convertible Notes due 2009 (the “Convertible Notes”) agree to convert Convertible Notes into shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), pursuant to the terms of the Convertible Notes and upon the terms and subject to the conditions described in the enclosed amended and restated offering circular, dated August 9, 2005 (the “Offering Circular”) and the accompanying letter of transmittal (the “Letter of Transmittal”).
     In connection with the Offer to Convert, we are requesting that you contact your clients for whom you hold Convertible Notes registered in your name or in the name of your nominee, or who hold Convertible Notes registered in their own names.
     For your use and for forwarding to your clients, we are enclosing the following documents:
1.	the Offering Circular, dated August 9, 2005;

2.	the Letter of Transmittal relating to the Convertible Notes;

3.	Notice of Guaranteed Delivery relating to: holders of Convertible Notes who wish to tender their Convertible Notes and (i) where certificates for Convertible Notes are not immediately available or (ii) who cannot deliver their certificates for Convertible Notes or complete the procedure for book-entry transfer through Deposit Withdrawal at Custodian or deliver any other documents required by the Letter of Transmittal to the Conversion Agent (as defined below) prior to the Expiration Date; and

4.	A form of letter which may be sent to your clients for whose account you hold Convertible Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer to Convert.
     In addition, you should inform your clients that if they wish to tender their Convertible Notes they are required to properly complete and submit the Notice of Conversion, the form of which is attached as Annex A of the Offering Circular (the “Notice of Conversion”), no later than 5:00 p.m., New York City time, on the Expiration Date.
     We urge you to contact your clients as promptly as possible. The Offer to Convert will expire at 5:00 p.m., New York City time, on August 23, 2005 (such date and time, as it may be extended, the “Expiration Date”), unless extended or earlier terminated by the Company. Tenders may be withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date.

     If you have any clients with Convertible Notes registered in their own names, to participate in the Offer to Convert, a beneficial holder must either:
1.	Properly complete and sign the Letter of Transmittal or a facsimile thereof and deliver the same, together with the certificate or certificates, if applicable, representing the Convertible Notes being tendered or a timely confirmation of book-entry transfer through Deposit Withdrawal at Custodian of such convertible notes, and the Notice of Conversion, any other documents required by the Letter of Transmittal to the Conversion Agent and any required signature guarantees, at its address set forth in the Letter of Transmittal on or prior to the Expiration Date;

2.	Comply with the guaranteed delivery procedures described in the Letter of Transmittal.
     HOLDERS OF CONVERTIBLE NOTES ARE REQUIRED TO COMPLETE A NOTICE OF CONVERSION PRIOR TO THE EXPIRATION DATE.
     U.S. Bank National Association is the conversion agent (the “Conversion Agent”) for the Offer to Convert. Any inquiries you have with respect to the Offer to Convert should be addressed to the Company or the Conversion Agent at their respective addresses and telephone numbers set forth on the back cover of the Offering Circular. Additional copies of the enclosed materials (as well as copies of the Substitute Form W-9 and envelopes addressed to the Conversion Agent) may be obtained from the Conversion Agent.
     The Company will not pay any fee or commission to any broker or dealer or to any other person (other than the Conversion Agent) in connection with the solicitation of tenders of Convertible Notes pursuant to the Offer to Convert. Except as otherwise provided in the Letter of Transmittal, the Company will pay the transfer taxes, if any, on the conversion of Convertible Notes.
Very truly yours,

TARRAGON CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE CONVERSION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE OFFER TO CONVERT, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING CIRCULAR OR THE LETTER OF TRANSMITTAL.

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